Exhibits 5.2 and 23.3

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4832 tel 212 701 5832 fax

September 27, 2013
Banco Santander (Brasil) S.A.
Avenida Presidente Juscelino Kubitschek
2,041 and 2,235 – Bloco A
Vila Olimpia
São Paulo, SP 04543-011
Federative Republic of Brazil

Ladies and Gentlemen:

We are acting as special United States counsel for Banco Santander (Brasil) S.A., a sociedade por ações organized under the laws of the Federative Republic of Brazil (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof for the registration under the United States Securities Act of 1933, as amended (the “Act”), and sale from time to time, of the Company’s senior debt securities (the “Senior Debt Securities”), subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and rights to subscribe for such Debt Securities.  The Senior Debt Securities may be issued from time to time pursuant to the provisions of a Senior Indenture (the “Senior Indenture”) to be entered into between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the Subordinated Debt Securities may be issued from time to time pursuant to the provisions of a Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) to be entered into between the Company and the Trustee.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will

Banco Santander (Brasil) S.A.	2	September 27, 2013

conform to the forms thereof, (iv) all documents filed with or submitted to the Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (except for required EDGAR formatting changes) conform to the versions of such documents reviewed by us prior to such formatting, (v) all signatures on all documents that we reviewed are genuine, (vi) all natural persons executing documents had and have the legal capacity to do so, (vii) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (viii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that:

(1)
Assuming that the Indentures will have been duly authorized, executed and delivered by the Company and the Trustee, and assuming that each of the Company and the Trustee has full power, authority and legal right to enter into and perform its obligations thereunder, the Indentures will be valid and binding agreements of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above; and

(2)
Assuming that the Indentures and any supplemental indentures to be entered into in connection with the issuance of any particular series of Debt Securities will have been duly authorized, executed and delivered by the Company; assuming that the specific terms of such series of Debt Securities will have been duly authorized and established in accordance with the applicable Indenture; and assuming that such Debt Securities will have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the applicable Indenture pursuant to which such Debt Securities are to be issued, provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In rendering the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Debt Securities, (i) the Board of Directors of the Company shall have duly established the terms of such Debt Securities and duly authorized the issuance and sale of such Debt Securities and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing and in good standing as a sociedade por ações organized under the laws of the Federative Republic of Brazil; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities.  In addition, we have assumed that the execution, delivery and

Banco Santander (Brasil) S.A.	3	September 27, 2013

performance by the Company of any Debt Securities whose terms are established subsequent to the date hereof (a) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Company, (b) require no action by or in respect of, or filing with, any governmental body, agency or official and (c) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP